11076957v9 11/26/2019 10:17 AM 1075.162 AMENDMENT NO. 4 TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT This AMENDMENT NO. 4 TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is dated as of November 26, 2019, and is entered into by and among PARK-OHIO INDUSTRIES, INC. ("Company"), RB&W CORPORATION OF CANADA ("Canadian Borrower"), the EUROPEAN BORROWERS party to the Credit Agreement, the other Loan Parties party to the Credit Agreement, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), JPMORGAN CHASE BANK, N.A., Toronto Branch, as Canadian Agent, and J.P. MORGAN EUROPE LIMITED, as European Agent. W I T N E S S E T H: WHEREAS, the Borrowers, the other Loan Parties, the lenders from time to time party thereto (the "Lenders") and the Agents are parties to that certain Seventh Amended and Restated Credit Agreement dated as of April 17, 2017 (as amended, modified and supplemented from time to time, the "Credit Agreement"; capitalized terms not otherwise defined herein have the definitions provided therefor in the Credit Agreement); and WHEREAS, the Borrowers have requested, and the Agents and each Lender has agreed, to amend the Credit Agreement subject to the terms and conditions set forth herein; NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows: 1. Amendment. In reliance upon the representations and warranties of the Loan Parties set forth in Section 3 below and subject to the conditions to effectiveness set forth in Section 2 below, the Credit Agreement is hereby amended as follows: (a) The following new defined terms are hereby added to Section 1.01 of the Credit Agreement in their appropriate alphabetical order: "Fourth Amendment" means that certain Amendment No. 4 to Seventh Amended and Restated Credit Agreement, dated as of the Fourth Amendment Effective Date, by and among Borrowers, the other Loan Parties party thereto, Agents and the Lenders party thereto. "Fourth Amendment Effective Date" means November 26, 2019. "REVLIBOR30 Rate" means the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a one (1) month period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion; in each case the "REVLIBOR30 Screen Rate") at approximately 11:00 a.m., London time, two (2) Business Days prior to the first (1st) Business Day of each month, adjusted monthly on the first (1st) Business Day of each month; provided that, (x) if the REVLIBOR30 Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y)

-2- if the REVLIBOR30 Screen Rate shall not be available at such time for such a period, then the REVLIBOR30 Rate shall be equal to the CB Floating Rate. "Rollover Letters of Credit" means the letters of credit described on Schedule 2.1.3. (b) The definitions of "Applicable Rate", "Business Day", "CBFR", "Consolidated EBITDA", "Domestic Borrowing Base", "Domestic Issuing Bank", "Interest Period", and "Maturity Date" set forth in Section 1.01 of the Credit Agreement are each hereby amended and restated in its entirety as follows: "Applicable Rate" means, for any day, with respect to any CBFR Loan, CP Loan, USBR Loan, CDOR Rate Loan, Eurodollar Loan or Overnight LIBO Rate Loan, as the case may be, the applicable rate per annum set forth below under the caption "CBFR REVLIBOR30 Spread", "CP Spread", "USBR Spread", "CDOR Spread", "Eurodollar Spread", "CBFR CB Floating Rate Spread" or "Overnight LIBO Rate Spread," as the case may be: Domestic Revolving Loan CBFR RevLibor30 Spread Domestic Canadian and European Revolving Loan Eurodollar Spread Canadian Revolving Loan CDOR Spread Overnight LIBO Rate Spread Canadian Revolving Loan USBR Spread Domestic Revolving Loan CBFR CB Floating Rate Spread Canadian Revolving Loan CP Spread 1.20% 1.20% 1.20% 1.20% -0.30% -1.55% -0.30% "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Toronto, London or Dublin are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan or a Loan accruing interest at REVLIBOR30 Rate without giving effect to the proviso contained in the definition for "REVLIBOR30 Rate", the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar, Euro or Sterling deposits, as applicable, in the London interbank market (and, in relation to any date for payment or purchase of Euro, the term "Business Day" shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payment in Euro). "CBFR", when used in reference to: (a) a rate of interest, refers to the REVLIBOR30 Rate and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the REVLIBOR30 Rate. "Consolidated EBITDA" means, for any period, Consolidated Net Income, plus, (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of: (i) Consolidated Interest Expense for such period; (ii) Consolidated Tax Expense for such period; (iii) all amounts attributable to depreciation and amortization expense for such period;

-3- (iv) any one time or extraordinary non-cash charges for such period (excluding bad debt write-offs for such period); (v) non-cash stock compensation expenses for such period; (vi) reasonable and customary transaction expenses (other than any expenses paid or owing to a Person that is an Affiliate of Company or any of its Subsidiaries) incurred during such period in connection with any Permitted Acquisition, other investments permitted under this Agreement, debt and equity issuances permitted under this Agreement and asset sales and other dispositions permitted under this Agreement, in each case incurred during such period and paid (A) on or prior to the date on which the applicable transaction is consummated or (B) within ninety (90) days following the date on which the applicable transaction is consummated, in an aggregate amount not to exceed $1,000,000 during any period of four (4) consecutive fiscal quarters; (vii) reasonable compensation and expenses paid in cash during such period to outside directors on the board of directors (or similar governing body) of the Company in an aggregate amount not to exceed $500,000 during any period of four (4) consecutive fiscal quarters; (viii) the amount of any non-recurring restructuring charge, reserve, integration cost, or other business optimization expense or cost (including one- time charges directly related to implementation of cost-savings initiatives), that is deducted (and not added back) in such period in computing Consolidated Net Income including, without limitation, those one-time charges related to severance, retention, signing bonuses and relocation, in an aggregate amount not to exceed $7,500,000 during any period of four (4) consecutive fiscal quarters (it being agreed and understood that the following may be included in the foregoing basket: (A) restructuring charges paid in cash in connection with the international reorganization referred to as "Project Harp" in an aggregate amount not to exceed $1,226,000, (B) expenses paid in cash in connection with the plant closing and consolidation of Park Ohio Products in an aggregate amount not to exceed $1,838,505 and (C) transaction fees and expenses paid in cash in connection with the acquisitions of Canton Drop Forge, HydraPower Dynamics Limited and Erie Press Systems in an aggregate amount not to exceed $414,000); and (ix) the one-time retirement payment to Edward Crawford in the amount of $6,000,000 during June 2019; minus, (b) without duplication and to the extent added back in determining Consolidated Net Income for such period, the sum of: (i) any cash payments made during such period in respect of non-cash charges described in clauses (a)(iv) and (a)(v) taken in a prior period; (ii) any extraordinary gains and any non-recurring, non-cash items of income for such period; and

-4- (iii) gains on purchases of Indebtedness under the 2017 Senior Notes after the Effective Date; all calculated for the Company and its Subsidiaries (excluding any Excluded Subsidiary, but including any Designated Subsidiary) on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, it is agreed and understood that Consolidated EBITDA attributable to any Designated Subsidiary shall only be included in the calculation thereof to the extent of the Equity Interests that are directly owned by a Loan Party, and to the extend greater than $0. "Domestic Borrowing Base" means, at any time, with respect to the Company and the other Domestic Loan Parties, the sum of (a) 85% of such Domestic Loan Parties' Eligible Accounts at such time; provided, that, notwithstanding anything contained herein or in the other Loan Document to the contrary, up to $3,000,000 of such Domestic Loan Parties' Eligible Accounts may include Accounts owed by Account Debtors with chief executive offices in the UK and Ireland; plus (b) the lesser of (i) 60% of the Domestic Loan Parties' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time, and (ii) $250,000,000 (such amount to be automatically increased on a pro rata basis in connection with any increases of the aggregate Domestic Revolving Commitment effected pursuant to Section 2.09(d)); provided further, that aggregate advances to the Company predicated on the value of Eligible In-Transit Inventory of the Domestic Loan Parties at any time shall not exceed $5,000,000 minus the Dollar Equivalent of the aggregate advances to the Canadian Borrower predicated on the value of Eligible In-Transit Inventory of the Canadian Loan Parties at such time, plus (c) the lesser of (i) the greater of (A) 40% of such Domestic Loan Parties' Eligible Tooling at such time and (B) 85% of the appraised net orderly liquidation value of such Domestic Loan Parties' Eligible Tooling, and (ii) $5,000,000, plus (d) the Fixed Asset Component, minus (e) Reserves related to such Domestic Loan Parties. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or sublimits or reduce one or more of the other elements used in computing the Domestic Borrowing Base. "Domestic Issuing Bank" means, individually and collectively, each of JPMorgan Chase Bank, N.A., in its capacity as the issuer of Domestic Letters of Credit hereunder, KeyBank National Association and any other Domestic Revolving Lender from time to time designated by the Borrower Representative as a Domestic Issuing Bank, with the consent of such Domestic Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Domestic Issuing Bank may, in its discretion, arrange for one or more Domestic Letters of Credit to be issued by its Affiliates, in which case the term "Domestic Issuing Bank" shall include any such Affiliate with respect to Domestic Letters of Credit issued by such Affiliate (it being agreed that such Domestic Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Domestic Letters of Credit). At any time there is more than one Domestic Issuing Bank, all singular references to the Domestic Issuing Bank shall mean any Domestic Issuing Bank, either Domestic Issuing Bank, each Domestic Issuing Bank, the Domestic Issuing Bank that has issued the applicable Domestic Letter of Credit, or both (or all) Domestic Issuing Banks, as the context may require.

-5- "Interest Period" means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or twelve months thereafter, as the Borrower Representative may elect and (b) with respect to any CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or twelve months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a CDOR Rate Borrowing or a Eurodollar Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. "Maturity Date" means November 26, 2024 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof. "Supported QFC" has the meaning assigned to it in Section 9.25. "QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D). "QFC Credit Support" has the meaning assigned to it in Section 9.25. (c) Section 2.06(a) of the Credit Agreement is hereby amended to insert the following new sentences at the end thereof as follows: Certain Rollover Letters of Credit issued by KeyBank National Association set forth on Schedule 2.1.3 attached hereto are outstanding as of the Fourth Amendment Effective Date. The parties agree that as of the Fourth Amendment Effective Date such Rollover Letters of Credit shall be deemed for all purposes to be Domestic Letters of Credit issued under this Agreement. (d) Section 2.06(b) of the Credit Agreement is hereby amended to amend and restate the second sentence thereof as follows: A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) neither the Aggregate LC Exposure nor the Domestic LC Exposure shall exceed the Dollar Equivalent of $40,000,000, consisting of not more than the Dollar Equivalent of $38,000,000 of LC Exposure relating to standby Letters of Credit and not more than the Dollar Equivalent of $2,000,000 of LC Exposure relating to commercial Letters of Credit; provided, that no more than $10,000,000 of the Domestic LC Exposure may relate to Domestic Letters of Credit issued by KeyBank National Association, (ii) the Canadian LC Exposure shall not exceed the Dollar

-6- Equivalent of $1,000,000, (iii) the European LC Exposure shall not exceed the Dollar Equivalent of $10,000,000, (iv) there is positive Domestic Availability, Canadian Availability, European Availability, as applicable and (v) there is positive Aggregate Availability. (e) Section 2.13(j) of the Credit Agreement is hereby amended and restated in its entirety as follows: (j) All interest hereunder (except for interest denominated in Sterling, which shall be computed on the basis of a year of 365 days) shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For the purposes of the Interest Act (Canada) and disclosure thereunder, (i) whenever any interest under this Agreement or any other Loan Documents is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends, and (z) divided by 360; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields. The applicable CB Floating Rate, Adjusted LIBO Rate, REVLIBOR30 Rate, LIBO Rate or Overnight LIBO Rate shall be determined by the Administrative Agent and the applicable Canadian Prime Rate, US Base Rate (Canada) or CDOR Rate shall be determined by the Canadian Agent, and each such determination shall be conclusive absent manifest error. (f) The Credit Agreement is hereby amended to insert a new Schedule 2.1.3 (Rollover Letters of Credit) in the form of Schedule 2.1.3 attached hereto. (g) The Credit Agreement is hereby amended to include a new Section 9.25 as follows: SECTION 9.25. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd- Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Ohio and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be

-7- effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support. 2. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the following conditions precedent, each to be in form and substance satisfactory to Administrative Agent: (a) Administrative Agent shall have received a fully executed copy of this Amendment executed by the Loan Parties, each Agent and each Lender, together with each of the documents, agreements and instruments listed on Exhibit A (Closing Checklist) attached hereto, in each case in form and substance satisfactory to Administrative Agent; (b) all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Administrative Agent and its legal counsel; (c) Borrowers shall have paid all fees (including the Amendment Fee as defined below), costs and expenses due and payable as of the date hereof under the Credit Agreement and the other Loan Documents; and (d) no Default or Event of Default shall have occurred and be continuing. 3. Representations and Warranties. To induce Agents and Lenders to enter into this Amendment, each of the Loan Parties represent and warrant to Agents and Lenders that: (a) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate or limited liability company action, respectively, on the part of such Loan Party and this Amendment has been duly executed and delivered by such Loan Party; (b) each of the representations and warranties set forth in Article III of the Credit Agreement, are true and correct in all material respects as of the date hereof (except to the extent they relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date); and (c) no Default or Event of Default has occurred and is continuing. 4. Amendment Fee. The Company shall pay to the Administrative Agent, for the benefit of the Domestic Revolving Lenders set forth on Exhibit B, a non-refundable amendment fee equal to $137,500 (the "Amendment Fee"), which Amendment Fee shall be due and fully earned on the date hereof.

-8- 5. Acknowledgment of Loan Guarantor. Each Loan Guarantor hereby acknowledges that Borrowers, Agents and Lenders have modified the Credit Agreement by this Amendment, and such Loan Guarantor acknowledges that Agents and Lenders would not modify the Credit Agreement in the absence of the agreements of such Loan Guarantor contained herein. Each Loan Guarantor hereby approves of and consents to the Amendment, agrees that its obligations under the Loan Guaranty and the other Loan Documents to which it is a party shall not be diminished as a result of the execution of the Amendment, and confirms that the Loan Guaranty and all other Loan Documents to which it is a party are in full force and effect. 6. Reaffirmation; Loan Document. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that each Collateral Document represents the valid, enforceable and collectible obligations of such Loan Party, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Loan Party hereby acknowledges and agrees that, except as expressly set forth herein, (i) this Amendment in no way acts as a release, termination, discharge or relinquishment of any Lien or security interest of any Agent on any Collateral, and (ii) all Liens and other security interests securing payment of the Secured Obligations are hereby ratified, confirmed and continued by each Loan Party in all respects. This Amendment constitutes a Loan Document. 7. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable. 8. References. Any reference to the Credit Agreement contained in any document, instrument or Credit Agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment. 9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery by telecopy or electronic portable document format (i.e., "pdf") transmission of executed signature pages hereof from one party hereto to another party hereto shall be deemed to constitute due execution and delivery by such party. 10. Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect. 11. Governing Law. This Amendment shall be a contract made under and governed by the laws of the state of Ohio, without regard to conflict of laws principles that would require the application of laws other than those of the state of Ohio. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment. [Signature Page Follows]

EXHIBIT A EXHIBIT A Closing Checklist [See attached]

11131384v3 11/26/2019 10:21 AM 1075.162 CLOSING CHECKLIST Loan Facility having JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent, to Park-Ohio Industries, Inc., R B & W Corporation of Canada, Supply Technologies (UKGRP) Limited, Apollo Aerospace Components Limited, Supply Technologies (IRLG) Limited and Supply Technologies Limited Amendment No. 4 to Seventh Amended and Restated Credit Agreement and Joinder of EFCO, Inc. d/b/a Erie Press Systems, a Pennsylvania corporation, as Loan Parties Closing Date: November 26, 2019 I. PARTIES A. JPMorgan Chase Bank, N.A. ("Administrative Agent") 1300 East Ninth Street, 13 th Floor Cleveland, Ohio 44114 B. JPMorgan Chase Bank, N.A., Toronto Branch ("Canadian Agent") Royal Bank Plaza, South Tower 1800 – 200 Bay Street Toronto, Ontario M5J 2J2 C. J.P. Morgan Europe Limited ("European Agent"; together with Administrative Agent and Canadian Agent, the "Agents") 25 Bank Street, Canary Wharf London E145JP United Kingdom D. Lenders Listed on Exhibit A E. Park-Ohio Industries, Inc. ("Company") 6065 Parkland Boulevard Cleveland, Ohio 44124

-2- F. R B & W Corporation of Canada ("Canadian Borrower") c/o Park-Ohio Industries, Inc. 6065 Parkland Boulevard Cleveland, Ohio 44124 G. Park-Ohio Holdings Corp. ("Parent") c/o Park-Ohio Industries, Inc. 6065 Parkland Boulevard Cleveland, Ohio 44124 H. Supply Technologies (UKGRP) Limited ("UKGRP") Apollo Aerospace Components Limited ("Apollo") Supply Technologies (IRLG) Limited ("IRLG") Supply Technologies Limited ("STL") (UKGRP, Apollo, IRLG and STL, each an "Existing European Borrower" and collectively, the "Existing European Borrowers" and together with the Company and Canadian Borrower, collectively, the "Existing Borrowers") c/o Park-Ohio Industries, Inc. 6065 Parkland Boulevard Cleveland, Ohio 44124 I. Existing Loan Parties (other than the Existing Borrowers) - Listed on Exhibit B c/o Park-Ohio Industries, Inc. 6065 Parkland Boulevard Cleveland, Ohio 44124 J. EFCO, Inc. d/b/a Erie Press Systems, a Pennsylvania corporation ("New Loan Party") c/o Park-Ohio Industries, Inc. 6065 Parkland Boulevard Cleveland, Ohio 44124 II. COUNSEL TO PARTIES A. Administrative Agent: Goldberg Kohn Ltd. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 and Norton Rose Fulbright LLP 3 More London Riverside London, SE1 2AQ United Kingdom and McCann FitzGerald Riverside One Sir John Rogerson's Quay

-3- Dublin 2 Ireland B. Borrowers, Parent and the other Loan Parties: Park-Ohio Industries, Inc. 6065 Parkland Boulevard Cleveland, Ohio 44124 and Squire Patton Boggs 7 Devonshire Square London EC2M 4YH United Kingdom

11131384v3 11/26/2019 10:21 AM 1075.162 III. CLOSING DOCUMENTS A. Items to be delivered by, or pertaining to, all Loan Parties: 1. Amendment No. 4 to Seventh Amended and Restated Credit Agreement 2. Master Reaffirmation of Loan Documents B. Items to be delivered by, or pertaining to, Domestic Loan Parties: 3. Omnibus Resolutions of each Domestic Loan Party - listed on Exhibit C C. Items to be delivered by, or pertaining to the Loan Parties re Joinder of New Loan Party: 4. Joinder to Credit Agreement (New Loan Party) 5. Joinder to Third Amended and Restated Security Agreement, together with updated schedules thereto (New Loan Party) 6. UCC Financing Statements (a) New Loan Party (PA-SOS) 7. Stock Certificate, together with stock power executed in blank (New Loan Party) 8. Secretary's Certificate of New Loan Party with the following attachments: (a) Certificate of Incorporation (b) By-Laws (c) Resolutions (d) Incumbency (e) Good Standing Certificate (DE) 9. Lien searches (New Loan Party) 10. Payoff Letter (Key Bank) 11. UCC Termination Statements for the filings listed on Exhibit D 12. Patent Security Agreement 13. Trademark Security Agreement

-2- D. Items to be delivered by, or pertaining to, Canadian Loan Parties: 14. Reaffirmation of Amended and Restated Pledge Agreement 15. Reaffirmation of Amended and Restated Loan Guarantee and to Third Amended and Restated Security Agreement together with updated schedules thereto (if updated schedules are required) 16. Resolutions of each Canadian Loan Party E. Organizational and Collateral Due Diligence re European Borrowers: 17. Resolutions of Supply Technologies (UKGRP) Limited 18. Resolutions of Apollo Aerospace Components Limited 19. Resolutions of Apollo Group Limited 20. Resolutions of Supply Technologies (IRLG) Limited 21. Resolutions of Supply Technologies Limited 22. Resolutions of QEF Global Holdings Limited F. European Collateral Documents re European Borrowers: 23. English law deed of confirmation (regarding Collateral Documents governed by English Law) 24. Irish law deed of confirmation (regarding Collateral Documents governed by Irish Law G. Opinions of Counsel: 25. Company's General Counsel (re joinder matters)

EXHIBIT A LENDERS JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A., Toronto Branch J.P. Morgan Europe Limited PNC Bank, National Association PNC Bank Canada Branch Bank of America, N.A. Bank of America, N.A. (Canadian Branch) Barclays Bank PLC Citizens Business Capital Keybank National Association First National Bank of Pennsylvania The Huntington National Bank

EXHIBIT B EXISTING LOAN PARTIES/JURISDICTION OF ORGANIZATION Domestic Loan Party/Debtor State Ajax Tocco Magnethermic Corporation Ohio Apollo Aerospace Components LLC Ohio ATBD, Inc. Ohio Autoform Tool & Manufacturing, LLC Indiana Bates Rubber, Inc. Ohio Canton Drop Forge, Inc. Ohio Control Transformer, Inc. Ohio Elastomeros Tecnicos Moldeados, Inc. Texas Engineering Materials, Inc. Delaware Feco, Inc. Illinois Fluid Routing Solutions, LLC Delaware Gateway Industrial Supply LLC Ohio General Aluminum Mfg. Company Ohio Integrated Holding Company Ohio Integrated Logistics Holding Company Ohio Integrated Logistics Solutions, Inc. Ohio Lewis & Park Screw & Bolt Company Ohio Park-Ohio Forged & Machined Products LLC Ohio Park-Ohio Industries, Inc. Ohio Park-Ohio Products, Inc. Ohio Pharmacy Wholesale Logistics, Inc. Ohio POVI L.L.C. Ohio Precision Machining Connection LLC Ohio RB&W Ltd. Ohio RB&W Manufacturing LLC Ohio Snow Dragon LLC Ohio STMX Gas, Inc. (f/k/a Pharmaceutical Logistics, Inc.) Ohio Supply Technologies LLC Ohio Supply Technologies Procurement Company, Inc. Ohio The Ajax Manufacturing Company Ohio The Clancy Bing Company Pennsylvania Tocco, Inc. Alabama Canadian Loan Party/Debtor Province R B & W Corporation of Canada Ontario Ajax Tocco Magnethermic Canada Limited Ontario Supply Technologies Company of Canada Nova Scotia

EXHIBIT C RESOLUTIONS LOAN PARTIES Loan Party Ajax Tocco Magnethermic Corporation ATBD, Inc. Bates Rubber, Inc. Apollo Aerospace Components LLC Autoform Tool & Manufacturing, LLC Canton Drop Forge, Inc. Control Transformer, Inc. Elastomeros Tecnicos Moldeados, Inc. Engineering Materials, Inc. Feco, Inc. Fluid Routing Solutions, LLC Gateway Industrial Supply LLC General Aluminum Mfg. Company Integrated Holding Company Integrated Logistics Holding Company Integrated Logistics Solutions, Inc. Lewis & Park Screw & Bolt Company Park-Ohio Forged & Machined Products LLC Park-Ohio Industries, Inc. Park-Ohio Products, Inc. Pharmacy Wholesale Logistics, Inc. POVI L.L.C. Precision Machining Connection LLC RB&W Ltd. RB&W Manufacturing LLC Snow Dragon LLC STMX Gas, Inc. (f/k/a Pharmaceutical Logistics, Inc.) Supply Technologies LLC Supply Technologies Procurement Company, Inc. The Ajax Manufacturing Company The Clancy Bing Company Tocco, Inc.

EXHIBIT B Amendment Fee Allocations PNC BANK, NATIONAL ASSOCIATION $30,937.50 BARCLAYS BANK PLC $30,937.50 CITIZENS BUSINESS CAPITAL $27,500.00 FIRST NATIONAL BANK OF PENNSYLVANIA $27,500.00 THE HUNTINGTON NATIONAL BANK $20,625.00 Total: $137,500.00

Schedule 2.1.3

Rollover Letters of Credit

KeyBank Letters of Credit:

	LC Number	Beneficiary Information	Current Balance USD CURRENCY	Current Balance FOREIGN CURRENCY (if applicable)	Auto Extension Notice Period	Auto Extension Decision Due By	Current Expiration Date
ERIE PRESS SYSTEMS	S326403	CATIC Shenzhen Company Rm 2306 Hangdu Building CATIC	$309,800.00	NA	NA	NA	4/12/2020
	S326519	HEBEI JINGCHE RAIL TRANSIT VEHICLE EQUIPMENT CO. LTD	$134,000.00	NA	NA	NA	7/31/2020
		Total LC Value	$443,800.00				
EFCO INC							
	S325667	ATI LADISH LLC 5481 S PACKARD AVENUE	$1,000,000.00	NA	NA	NA	10/30/2019
	S326380	HEG LIMITED ICD MANDIDEEP NEAR BHOPAL	$1,877,250.00	NA	NA	NA	4/1/2021
		Total LC Value	$2,877,250.00